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                                 [LOGO]

                                                       June 28, 1999

Board of Directors
Rental Service Corporation
6929 East Greenway Parkway
Suite 200
Scottsdale, Arizona 85254

Members of the Board:

We understand that Rental Service Corporation ("Rental Service" or the "Company"), Atlas Copco North America Inc. ("Atlas Copco") and Pandion Acquisition Corp., a wholly owned subsidiary of Atlas Copco ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger, dated as of June 28, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.01 per share (the "Common Stock") of Rental Service for $29.00 per share net to the seller in cash (the "Consideration"), and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into Rental Service. Pursuant to the Merger, Rental Service will become a wholly owned subsidiary of Atlas Copco and each outstanding share of Common Stock, other than shares held in treasury or held by Rental Service or Atlas Copco or any affiliate of Rental Service or Atlas Copco or as to which dissenters' rights have been perfected, will be converted into the right to receive the Consideration. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company;

     (ii) reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

    (iii) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

     (iv) reviewed the reported prices and trading activity for the Common
          Stock;

     (v) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (vi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (vii) considered discussions and negotiations among representatives of the Company and Atlas Copco and their financial and legal advisors;

   (viii) reviewed the Merger Agreement;

     (ix) participated in the Company's review of its strategic alternatives;
          and
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     (x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Tender Offer and Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. We are currently acting as financial advisor to Rental Service in connection with the unsolicited tender offer for all of the outstanding Common Stock at a price of $22.75 per share in cash by UR Acquisition Corporation, a wholly owned subsidiary of United Rentals, Inc (the "United Rentals Offer").

It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing made by the Company in respect of the transaction or the United Rentals Offer with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to whether the stockholders of the Company should accept the Tender Offer.

Based on the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:  /s/ Paul J. Taubman
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                                              Paul J. Taubman
                                              Managing Director